UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MCMORAN EXPLORATION CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

June 14, 2012

April 27, 2012

Date:	Thursday, June 14, 2012

Time:	11:30 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	• To elect eleven directors;

• To approve, on an advisory basis, the compensation of our named executive officers;

• To ratify the appointment of our independent registered public accounting firm; and

• To transact such other business as may properly come before the annual meeting.

Record Date:	Close of business on April 18, 2012

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. You may submit your voting instructions via the internet or you may complete and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.

NANCY D. PARMELEE
Senior Vice President, Chief Financial Officer & Secretary

Information about Attending the Annual Meeting

Only stockholders of record on the record date of April 18, 2012 are entitled to notice of and to attend or vote at the annual meeting. If you plan to attend the annual meeting in person, please bring the following:

1.	Proper identification.

2.	Acceptable Proof of Ownership if your shares are held in “street name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is either (a) a letter from your broker confirming that you beneficially owned McMoRan Exploration Co. stock on the record date or (b) an account statement showing that you beneficially owned McMoRan Exploration Co. stock on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2012.

This proxy statement and the 2011 Annual Report are available at

http://www.edocumentview.com/MMR_MTG.

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

The 2011 Annual Report to Stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 27, 2012.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2012 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 18, 2012, the record date for the annual meeting, and are therefore entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction card, is being made available to our stockholders on or about April 27, 2012. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement, and our 2011 Annual Report to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to cast your vote via the internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 11:30 a.m., Eastern Time, on Thursday, June 14, 2012, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s web site at http://www.hoteldupont.com/map-directions/index.cfm.

Who is soliciting my proxy?

Our board of directors is soliciting your proxy to vote on all matters scheduled to come before our 2012 annual meeting of stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by submitting your voting instructions via the internet, you are authorizing the proxy holders to vote your shares at the annual meeting as you have instructed.

On what matters will I be voting? How does the board of directors recommend that I cast my vote?

At the annual meeting, you will be asked to elect our director nominees; approve, on an advisory basis, the compensation of our named executive officers; ratify the appointment of our independent registered public accounting firm; and consider any other matter that properly comes before the annual meeting.

Our board of directors unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 18, 2012, the record date.

How many shares are eligible to be voted?

As of the record date, we had 161,564,454 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, votes of stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any of the proposals.

How do I vote?

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may submit your voting instructions by internet or by mail as further described below. Your voting instructions authorize each of James R. Moffett, Richard C. Adkerson, and Kathleen L. Quirk, as your proxies, each with the power to appoint his or her substitute, to represent and vote your shares as you directed.

•	Submit Voting Instructions by Internet — http://www.ivselection.com/explor12

•	Use the internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on June 13, 2012.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Submit Voting Instructions by Mail — If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the annual meeting. If you submit your voting instructions by internet, please do not mail your proxy card. You may also vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the holder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares via the internet or by telephone if the bank, broker, trustee or other nominee offers these options or by signing and returning a voting instruction card. Your bank, broker, trustee or other nominee will send you instructions for submitting your voting instructions for your shares. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our Employee Capital Accumulation Program, which is the company’s 401(k) plan (ECAP), you may only submit your voting instructions for your shares by mail. Accordingly, please complete, date and sign your proxy card and return it in the postage-paid envelope provided to you.

What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our board of directors, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your broker, bank, trustee or other nominee holding shares for you, your shares will not be voted with respect to any proposal for which the holder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to the election of directors and the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank, trustee or other nominee holding shares for you, your shares will not be voted with respect to the election of directors and the compensation of our named executive officers. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

What vote is required, and how will my votes be counted, to elect directors and to adopt the other proposals?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon	Treated as votes against	N/A

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote thereon, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice in writing to our corporate secretary before the annual meeting, if you timely provide to us another proxy with a later date or if you vote in person at the annual meeting or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, for an estimated fee of $7,500, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse such holders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, the proxy holders will vote the proxies in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

2013 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112 by December 28, 2012.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by February 14, 2013, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our web site at www.mcmoran.com under Investor Center — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at our 2013 annual meeting.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

Our corporate governance guidelines and our ethics and business conduct policy are available at www.mcmoran.com under Investor Center — Corporate Governance and are available in print upon request. Amendments to or waivers of the ethics and business conduct policy granted to any of our directors or executive officers will be published promptly on our web site.

Board and Committee Meeting Attendance

Our board of directors held five regular meetings and one special meeting during 2011. During 2011, each of our directors attended more than 80% of the total number of meetings of the board and the total number of meetings held by each committee of the board on which each such director served. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

Board Composition and Leadership Structure

As of the date of this proxy statement, our board consists of eleven members, six of whom have no material relationship with the company and are independent within the meaning of our corporate governance guidelines, which comply with the NYSE director independence standards, as currently in effect. We also have three advisory directors who do not vote. For more information about our advisory directors, see “Advisory Directors” below.

James R. Moffett and Richard C. Adkerson serve as co-chairmen of our board and Mr. Moffett also serves as our president and chief executive officer. Our board of directors believes that Mr. Moffett’s service as both a co-chairman and chief executive officer is in the best interest of the company and our stockholders. As one of the company’s founders, Mr. Moffett possesses detailed, in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus well positioned to develop agendas that focus the board’s time and attention on the most critical challenges and opportunities facing the company. Combining the roles of chairman and chief executive officer creates unified leadership and direction for the board and executive management, which our board believes will enhance the company’s ability to communicate its message and strategy clearly and consistently to our stockholders, as well as enable decisive, flexible and unified company leadership and ensure clear accountability.

Our board of directors has concluded that its current leadership structure provides an appropriate framework for our directors to provide independent, objective and effective oversight of management. Our co-chairmen of our board, Messrs. Moffett and Adkerson, are not considered independent directors because they are part of our management team and receive compensation for services to the company. In accordance with our corporate governance guidelines, our non-management directors meet in executive session at the end of each regularly scheduled board meeting. The presiding director for each executive session meeting rotates on a meeting by meeting basis among the independent directors who are chairpersons of our three principal board committees (audit, corporate personnel, and nominating and corporate governance, discussed below), except as the directors may otherwise determine for a specific executive session meeting. We believe that this approach effectively encourages full engagement of the non-management directors in executive sessions, while avoiding unnecessary hierarchy. Following each executive session meeting of the non-management directors, the presiding director serves as a liaison between the non-management directors and the co-chairmen regarding any specific feedback or issues that have been discussed in the executive session meeting. In addition, our three principal board committees are composed entirely of independent directors, and they have the power and authority to engage independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of the full board or management.

Advisory Directors

In February 2004, our board established the position of advisory director to provide general policy advice to our board as determined from time to time by our board. Each advisory director, upon the invitation of our board of directors, has the privilege to receive notice of and to attend regular meetings of our board of directors or any committee of our board for which such advisory director has been appointed to serve as an advisor or consultant, and may participate in all discussions occurring during such meetings in an advisory capacity. Advisory directors serve at the pleasure of the board, are not entitled to vote on any matter brought before the board or any board committee and are not considered a director of the company for any purpose. Compensation paid to advisory directors is determined from time to time by the board, and advisory directors may have consulting agreements with the company.

In 2004, our board appointed Gabrielle K. McDonald and Morrison C. Bethea as advisory directors, each of whom previously served as a director of the company. Judge McDonald’s principal occupation is serving as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald also serves as the Special Counsel on Human Rights to FCX. Dr. Bethea is a staff physician at Ochsner Foundation Hospital and Clinic in New Orleans, Louisiana, and is also a Clinical Professor of Surgery at the Tulane University Medical Center. In January 2008, our board appointed J. Taylor Wharton, who previously served as a director of the company, as an advisory director. Dr. Wharton is the retired Special Assistant to the President for Patient Affairs and professor of Gynecologic Oncology at The University of Texas M. D. Anderson Cancer Center.

Board Committees

Our board has three standing committees: an audit committee, a corporate personnel committee and a nominating and corporate governance committee. Each of our audit, corporate personnel, and nominating and corporate governance committees are composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our web site at www.mcmoran.com under Investor Center — Corporate Governance and are available in print upon request. The members and primary functions of each board committee are described below.

Audit Committee Members	Functions of the Committee	Meetings in 2011
Robert A. Day, Chairman William P. Carmichael Gerald J. Ford H. Devon Graham, Jr. Suzanne T. Mestayer	• please refer to “Audit Committee Report” included in this proxy statement	4

Corporate Personnel Committee Members	Functions of the Committee	Meetings in 2011
H. Devon Graham, Jr., Chairman A. Peyton Bush, III Suzanne T. Mestayer	• determines the compensation of our executive officers • administers our cash-based and equity-based incentive compensation plans • oversees company’s assessment of whether its compensation practices are likely to expose the company to material risks • please refer to “Corporate Personnel Committee Procedures” included in this proxy statement	3

Nominating and Corporate Governance Committee Members	Functions of the Committee	Meetings in 2011
Gerald J. Ford, Chairman H. Devon Graham, Jr.	• nominates individuals to stand for election or re-election as directors • considers recommendations by our stockholders of potential nominees for election as directors • makes recommendations to our board concerning the structure of our board and board committees • conducts annual board and committee evaluations • maintains and makes recommendations to our board regarding our corporate governance guidelines • oversees the form and amount of director compensation	2

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to one of our executive officers. The committee annually recommends to our board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to our board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

If stock options or other equity awards are granted in a given year, the committee’s policy is that such regular annual equity awards are granted at its first or second meeting of each fiscal year, and that to the extent the committee approves any awards at other times during the year, such awards will be made during an open window period when our executive officers and directors are permitted to trade in company securities. Each August, our board establishes a meeting schedule for itself and its committees for the next calendar year. The first and second meetings of each year are scheduled approximately five months in advance, and are scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year.

The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plans the fair market value of our common stock will be determined by reference to the closing sale price on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each co-chairman of the board has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 10,000 shares of our common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	The officer must report any such grants to the committee at its next meeting.

During 2011, the committee engaged an independent executive compensation consultant to advise the committee on matters related to executive compensation. Please refer to “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant and for more information regarding the stock option grants made by the committee to our named executive officers.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Graham and Bush and Ms. Mestayer. In 2011, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our corporate personnel committee.

Board’s Role in Oversight of Risk Management

Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board of directors reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company. In addition, as reflected in our ethics and business conduct policy, our board seeks to establish a “tone at the top” communicating the board’s strong commitment to ethical behavior and compliance with the law.

Our board believes that full and open communication between senior management and the board of directors is essential to effective risk oversight. Our co-chairmen meet regularly with senior management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. Our board oversees the strategic direction of the company, and in doing so considers the potential risks and rewards of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight at the company, its three committees assist our board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management and our independent registered public accounting firm the company’s major financial risk exposures and the measures management has taken to monitor, control and minimize such risks, including the company’s risk assessment and risk management policies. The audit committee assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s systems of financial reporting, internal controls and legal and regulatory compliance. Our internal auditor and our independent registered public accounting firm meet regularly in executive session with the audit committee. As part of its responsibilities as set forth in its charter, the corporate personnel committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks and in consultation with management, is responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s board leadership structure and corporate governance matters. Each committee regularly reports on these matters to the full board.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board has affirmatively determined that each of Messrs. Bush, Carmichael, Day, Ford and Graham and Ms. Mestayer has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the applicable NYSE listing standards and SEC rules. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the six directors named above be considered independent, which the board approved.

Our board also has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, our board has determined that each member of the audit committee, Messrs. Carmichael, Day, Ford and Graham and Ms. Mestayer, qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Consideration of Director Nominees

In evaluating nominees for membership on our board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of our board, and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than February 14, 2013. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2013 annual meeting or 10 days following the public announcement of the date of the 2013 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: McMoRan Exploration Co., Attn: Board of Directors or the name of the individual director or directors, 1615 Poydras Street, New Orleans, Louisiana 70112. The communication will be forwarded to the appropriate directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors as well as the skill-level required by the company to be an effective member of our board. The form and amount of director compensation is reviewed by our nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

On May 4, 2011, we adopted a new cash compensation policy for our directors. As of May 4, 2011, each non-management director and advisory director receives an annual fee of $50,000. Committee chairs receive an additional annual fee as follows: audit committee, $15,000; corporate personnel committee, $10,000; and all other committees (including nominating and corporate governance committee), $7,500. Each non-management director and each advisory director receives a fee of $2,000 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Prior to May 4, 2011, each non-management director and advisory director received an annual fee of $40,000. Committee chairs received an additional annual fee as follows: audit committee, $12,000; corporate personnel committee and nominating and corporate governance committee, $6,000. Each non-management director and each advisory director received a fee of $1,500 for attending each board and committee meeting (for which he or she was a member) prior to May 4, 2011 and was reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

The compensation of each of Messrs. Moffett and Adkerson, the co-chairmen of our board, is reflected in the “2011 Summary Compensation Table.”

Equity-Based Compensation

During 2011, non-management directors and advisory directors also received equity-based compensation under the 2008 Stock Incentive Plan (the Plan), which was approved by our stockholders. The Plan authorizes our nominating and corporate governance committee to make equity grants to our non-management directors and advisory directors at its discretion. On May 4, 2011, we adopted a new equity-based compensation policy for our directors. Under our current program, upon approval of our nominating and corporate governance committee, each non-management director and advisory director receives an annual grant of options to acquire 10,000 shares of our common stock and 2,500 restricted stock units (RSUs) on June 1st of each year. All options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The RSUs also vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. To the extent dividends are paid on our common stock in the future, dividend equivalents will accrue on the RSUs on the same basis as dividends will be paid on our common stock and will include market rate interest. The dividend equivalents will only be paid upon vesting of the shares of our common stock. Our program also provides for a pro rata grant of options to a director upon his or her initial election to our board other than at an annual meeting.

On June 1, 2011, each non-management director and advisory director was granted an option to purchase 10,000 shares of our common stock with an exercise price of $17.60 and 2,500 RSUs.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the non-management director. See footnote (1) to the “2011 Director Compensation” table for details regarding participation in these programs by our non-management directors.

2011 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2011. The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value, and do not necessarily equate to the income that will ultimately be realized by the director for these awards.

2011 Director Compensation

Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
A. Peyton Bush, III	$59,589	$44,000	$109,900	—	$213,489
William P. Carmichael	61,589	44,000	109,900	—	215,489
Robert A. Day	76,566	44,000	109,900	—	230,466
James C. Flores	55,589	44,000	109,900	—	209,489
Gerald J. Ford	74,577	44,000	109,900	—	228,477
H. Devon Graham, Jr.	81,225	44,000	109,900	—	235,125
Suzanne T. Mestayer	69,589	44,000	109,900	$26,500	249,989
B. M. Rankin, Jr.	55,589	44,000	109,900	100,009	309,498
John F. Wombwell	57,589	44,000	109,900	—	211,489

(1)	Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock. Each of Messrs. Flores and Ford elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee. Mr. Carmichael elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee. The amounts reflected include the fees used to purchase shares of our common stock.

(2)	Amounts reflect the aggregate grant date fair value of the stock awards (restricted stock units or RSUs) and option awards (options). RSUs are valued on the date of grant at the closing sale price per share of our common stock. The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the directors. For information relating to the assumptions made by us in valuing the option awards made to our non-management directors in fiscal year 2011, refer to Note 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2011. On June 1, 2011, each non-management director was granted options to purchase an aggregate 10,000 shares of our common stock and 2,500 RSUs. The options that were granted had a grant date fair value of $10.99 per option using the Black-Scholes option model. The grant of 2,500 RSUs had a grant date fair value of $17.60 per unit.

As of December 31, 2011, each director had the following number of options outstanding: Mr. Bush, 15,000; Mr. Carmichael, 15,000; Mr. Day, 43,500; Mr. Flores, 12,500; Mr. Ford, 43,500; Mr. Graham, 43,500; Ms. Mestayer 30,250; Mr. Rankin, 31,625; and Mr. Wombwell, 12,500. As of December 31, 2011, each director had 6,250 RSUs outstanding, except for Messrs. Bush and Carmichael who had 4,375 RSUs outstanding and Messrs. Flores and Wombwell who had 3,438 RSUs outstanding.

(3)	Includes (a) $26,500 in company matching of contributions to charitable organizations for Ms. Mestayer under our matching gifts program and (b) $100,009 in consulting fees received by Mr. Rankin and allocated to us pursuant to a consulting arrangement.

Proposal No. 1: Election of Directors

In accordance with our by-laws, our board of directors has fixed the current number of directors at eleven. The terms of all of our directors expire at our 2012 annual meeting of stockholders. Upon the recommendation of our nominating and corporate governance committee, our board has nominated each of Messrs. Adkerson, Bush,

Carmichael, Day, Flores, Ford, Graham, Moffett, Rankin and Wombwell and Ms. Mestayer to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our by-laws, in an uncontested election, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the eleven director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to our board whether to accept or reject the tendered resignation. Our board will act on the committee’s recommendation and publicly disclose its decision within 90 days after the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to our board whether to accept or reject them. Any vacancies on our board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED ABOVE.

Information About Director Nominees

The table below provides certain information as of April 18, 2012, with respect to each director nominee. The biographies of each of the director nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our nominating and corporate governance committee and our board to determine that the person should be nominated to serve as a director for the company in 2012. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year first elected a director and positions with the company described below include the period that the person served as a director or an officer of McMoRan Oil & Gas Co., a predecessor of the company formed in 1994.

Upon completion of our acquisition of the shallow water Gulf of Mexico shelf properties, interests and assets of Plains Exploration & Production Company (PXP) on December 30, 2010, we entered into a stockholder agreement with PXP pursuant to which, among other things, the size of our board of directors was increased from 9 to 11 members and PXP was granted the right to nominate two individuals to serve on our board of directors as long as PXP and its affiliates beneficially own at least 10% of the issued and outstanding shares of our common stock. Pursuant to the stockholder agreement with PXP, Messrs. Flores and Wombwell have been nominated for election to our board of directors at the 2012 annual meeting.

Name of Director Nominee	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
Richard C. Adkerson	65

Co-Chairman of our board from 1998 to present. Chief Executive Officer of the company and its predecessor from 1994 to 2004. President of the company from 1998 to 2004. Current President and Chief Executive Officer and a director of Freeport-McMoRan Copper & Gold Inc. (FCX), a mining company. Vice Chairman of Freeport-McMoRan Inc. from 1995 to 1997. Chairman, Chief Executive Officer & President of Stratus Properties Inc. from 1992 to 1998. Partner in Arthur Andersen & Co. where he served as a Managing Director and head of the firm’s global oil and gas industry services from 1978 to 1989. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978. Holds B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School.

Mr. Adkerson is an experienced business leader making him highly qualified to co-lead our board. His experience as managing director of an international accounting firm, where he headed the firm’s worldwide oil and gas industry practice, and as a Professional Accounting Fellow with the SEC provide him with a knowledge of accounting and financial issues, particularly as they relate to the oil and gas industry. Mr. Adkerson’s management experience and oil and gas industry experience as well as his accounting background enable him to guide the company’s business strategy, particularly with respect to financial, accounting and administrative activities.

			1994

A. Peyton Bush, III	67

President and Chief Executive Officer of Hibernia Bancorp, Inc. since 2008 and its subsidiary, Hibernia Bank since 2004. Financial consultant with Chaffe & Associates, New Orleans, Louisiana from 2003 until July 2004 and with School Street Capital Group, Boston, Massachusetts from 2000 to 2002. President, New Orleans Region, for Deposit Guaranty National Bank from 1997 to 1999. President, Chief Executive Officer and Director of Jefferson Guaranty Bancorp and Jefferson Guaranty Bank from 1988 to 1997. Senior Vice President, Executive Vice President, President and Chief Operating Officer of First National Bank of Commerce in New Orleans from 1974 to 1987. Current director of Hibernia Bancorp, Inc. Holds B.A. from Princeton University and M.B.A. from the University of Virginia.

Mr. Bush brings over 35 years of banking and investment experience to the board of directors having served in various senior management capacities, including as President and Chief Executive Officer, of several financial institutions and having served as a financial consultant. His business experience provides him with significant knowledge in dealing with financial, accounting and regulatory matters making him highly qualified to serve on our board of directors.

			2010

Name of Director Nominee	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
William P. Carmichael	68

Retired. Trustee of the Columbia Funds Series Trust, Columbia Funds Master Investment Trust, and Columbia Funds Variable Insurance Trust I since 1999 and of the Columbia Funds Series Trust II since 2006. Senior Managing Director and Co-Founder of The Succession Fund from 1998 to 2001. Senior Accountant of Price Waterhouse from 1968 to 1972. Various financial positions with global consumer product companies, including Senior Vice President of Sara Lee Corporation from 1991 to 1993, Senior Vice President of Beatrice Foods from 1984 to 1990, Chief Financial Officer of Beatrice Foods from 1987 to 1990, and Vice President of Esmark, Inc. from 1973 to 1984. Current director of Cobra Electronics Corporation, The Finish Line, Inc. and Trustee of the Columbia Funds. Former director of Simmons Company, Banc of America Funds Trust and Spectrum Brands, Inc. Holds a B.S. in Accounting and Finance from Indiana University and a J.D. from the University of Virginia Law School.

Mr. Carmichael is an experienced financial leader with over 35 years of experience in corporate finance, accounting, and financial management. In addition, his service on boards of other public companies gives him a deep understanding of the role of the board. His business and board experiences make him a valuable member of our board of directors.

			2010

Robert A. Day	68

Chairman of the Board, Chief Executive Officer and founder of Trust Company of the West, an investment management company and one of the largest independent trust companies in the U.S. Chairman of the Board of TCW Group, a registered investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Holds B.S. in Economics from Claremont McKenna College. Current director of FCX. Former director of Société Générale.

Mr. Day is an experienced entrepreneur and financial leader with the skills necessary to serve on our board of directors and to lead our audit committee. With his background in economics and extensive experience in the financial services industry, Mr. Day is well-versed in accounting standards and regulations, and is equipped to evaluate financial results and generally oversee the financial reporting process of a large corporation. Mr. Day brings significant business and finance experience to our board and provides insight into strategies and solutions to address an increasingly complex business environment.

			1994

Name of Director Nominee	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
James C. Flores	52

Chairman of the Board and Chief Executive Officer of Plains Exploration & Production Company from December 2002 to present and President since March 2004 to present. Chairman of the Board of Plains Resources, Inc. (now owned by Vulcan Energy Corporation) from May 2001 to June 2004 and current director of Vulcan Energy Corporation. Chief Executive Officer of Plains Resources, Inc. from May 2001 to December 2002. Co-founder, Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 to January 2001 of Ocean Energy, Inc., an oil and gas company. Holds B.S. in Petroleum Land Management and B.S. in Finance from Louisiana State University.

Mr. Flores is a seasoned oil and gas industry executive with over 25 years of experience in leading and managing oil and gas companies. As Chairman, Chief Executive Officer and President of Plains Exploration & Production Company, he brings invaluable oil and gas industry experience to our board of directors.

			2010

Gerald J. Ford	67

Principal Shareholder and Chairman of the Board of Hilltop Holdings Inc. since August 2007, and a director of Hilltop Holdings Inc. since June 2005. General Partner of Ford Financial Fund, L.P., a private equity firm, from January 2010 to present. Chairman of the Board of Pacific Capital Bancorp from 2010 to present. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002. Holds B.A. in Economics and J.D. from Southern Methodist University. Current director of FCX, Hilltop Holdings Inc., SWS Group, Inc., Pacific Capital Bancorp and Scientific Games Corporation. Former director of First Acceptance Corporation, Liberté Investors, Inc., Americredit Corp., and Affordable Residential Communities, Inc.

			1998

Name of Director Nominee	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director

Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 30 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial, accounting and regulatory matters, making him a valuable member of our board of directors. In addition, his service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as chair of our nominating and corporate governance committee and a member of our audit committee.

H. Devon Graham, Jr.	77

President of R. E. Smith Interests, an asset management company, from 1997 to present. U.S. Regional Managing Partner, Arthur Andersen & Co. from 1985 to 1997. Chairman of the Board of Partners of Arthur Andersen & Co. from 1984 to 1986. Holds B.S. in Accounting from Mississippi State University. Current director of FCX.

Mr. Graham has over 40 years of experience in public accounting and has served in various leadership positions with an international accounting firm, including Chairman of the Board of Partners, member of the Worldwide Executive Committee, U.S. Regional Managing Partner, member of the U.S. Leadership Committee and Chairman of the Industry Steering Committee, making him a valuable member of our board of directors and each of our principal board committees. In addition, Mr. Graham brings invaluable management and administrative experience as President of an asset management company. His experience provides him with the necessary skills to lead our corporate personnel committee.

			1999

Name of Director Nominee	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
Suzanne T. Mestayer	59

Chief Executive Officer and Managing Member of ThirtyNorth Investments, LLC, a registered investment advisory firm, from 2010 to present. Managing Member of Advisean Partners, L.L.C., a private investment and business consultation company from 2008 to present. President – New Orleans Market, Regions Bank (formerly AmSouth Bank) from 2000 to 2008. First NBC Bank from 1992 to 1998, serving as Executive Vice President — Wealth Management and Senior Vice President — Wealth Management. Director of Tax Practice — Louisiana, Price Waterhouse from 1991 to 1992. Arthur Andersen & Co. from 1973 to 1991, serving as Partner — Tax Division, from 1983 to 1991. Registered as an Investment Advisor Representative. Holds B.S. in Accounting from Louisiana State University.

Ms. Mestayer’s over 15 years of leadership in the banking industry, accounting background, and experience as a tax partner and tax director at international accounting firms qualifies her to serve as a director of the company and as a member of our audit committee. In addition, the extensive management experience she acquired in these positions makes her a valued member of our corporate personnel committee.

			2007

James R. Moffett	73

Co-Chairman of our board from 1998 to present and President and Chief Executive Officer of the company from May 2010 to present. Chief Executive Officer of FCX from 1995 to 2003. Chairman and Chief Executive Officer of Freeport-McMoRan Inc. from 1984 to 1997. Received Horatio Alger Association of Distinguished Americans Award in 1990. Received Norman Vincent Peale Award in 2000 for exceptional humanitarian contributions to society. Holds B.S. with special honors in Geology from The University of Texas at Austin and M.S. in Geology from Tulane University. Current Chairman of the Board of FCX.

Mr. Moffett, one of the founders of the company, has extensive expertise as a practicing geologist and with respect to our business operations, making him uniquely qualified to co-lead our board. In 1969, he and two associates founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, Mr. Moffett led the effort to merge McMoRan Oil & Gas Co. and Freeport Minerals Company. The merger resulted in the establishment of a new company, Freeport-McMoRan Inc., which became one of the world’s leading natural resource companies of which he served as Chairman and Chief Executive Officer from 1984 to 1997 at which time it was acquired. Mr. Moffett has been actively engaged in petroleum geological activities for many years in the areas of the company’s operations and has directed exploration activities leading to the discovery of major natural resource deposits throughout his business career. We benefit from his direction of our exploration programs and his detailed knowledge and perspective regarding strategic and operational opportunities and challenges facing the company.

			1994

Name of Director Nominee	Age	Principal Occupation, Business Experience, and Other Directorships	Year First Elected a Director
B. M. Rankin, Jr.	82

Private investor. Vice Chairman of our board from 2001 to present. Current Vice Chairman of the Board of FCX. Director and member of the Executive Committee of U.S. Oil and Gas Association, serving as Chairman from 2008 to 2010. McCombs School of Business, The University of Texas at Austin Hall of Fame, 2006. Hunt Oil Company from 1955 to 1967. Director of Texas Oil & Gas Association. Holds B.B.A. from The University of Texas at Austin.

Mr. Rankin is one of the founders of the company and has more than 50 years of experience in the oil and gas industry. In 1969, along with Mr. Moffett and another associate, he founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. He has a comprehensive understanding of the company and its management, operations and financial requirements. With his significant industry and business experience, he continues to provide valuable insight to our board of directors.

			1994

John F. Wombwell	50

Executive Vice President, General Counsel and Secretary of Plains Exploration & Production Company from 2003 to present, and Executive Vice President, General Counsel and Secretary of Plains Resources, Inc. (now owned by Vulcan Energy Corporation) from September 2003 to June 2004. Former corporate & securities partner at Andrews Kurth LLP and former executive officer and general counsel of two publicly held companies. Holds B.S. in Economics from The University of Kentucky and J.D. from The University of Texas at Austin.

Mr. Wombwell’s significant experience in business and corporate and securities law makes him a valuable addition to our board of directors. He has a deep understanding of complex legal and business matters facing publicly traded companies and their boards of directors and experience in counseling publicly-traded companies with respect to these matters. Additionally, as Executive Vice President, General Counsel and Secretary of Plains Exploration & Production Company, he brings significant oil and gas industry experience to our board of directors.

			2010

Stock Ownership of Directors and Executive Officers

Unless otherwise indicated, the table below shows the amount of our common stock each of our directors and our chief executive officer, our chief financial officer and our other executive officers (collectively, the named executive officers) beneficially owned as of the record date, April 18, 2012, and all shares shown are held with sole voting and investment power, and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

Name of Beneficial Owner	Number of Shares Not Subject to Options	Number of Shares Subject to Exercisable Options and Vesting of RSUs(1)	Total Number of Shares Beneficially Owned(2)	Percent of Class(3)
Richard C. Adkerson(4)	419,558	2,425,000	2,844,558	1.73%
A. Peyton Bush, III	1,625	6,250	7,875	*
William P. Carmichael	3,511	6,250	9,761	*
Robert A. Day(5)	1,075,160	34,750	1,109,910	*
James C. Flores(6)	4,923	3,749	8,672	*
Gerald J. Ford(7)	2,056,387	34,750	2,091,137	1.29%
H. Devon Graham, Jr.	6,750	34,750	41,500	*
Suzanne T. Mestayer	17,127	21,500	38,627	*
James R. Moffett(8)	4,968,206	3,950,000	8,918,206	5.39%
C. Howard Murrish(9)	190,256	557,500	747,756	*
Nancy D. Parmelee	14,292	301,666	315,958	*
Kathleen L. Quirk	16,134	465,000	481,134	*
B. M. Rankin, Jr.(10)	589,212	22,875	612,087	*
John F. Wombwell(6)	312	3,749	4,061	*
Directors and executive officers as a group (13 persons)(11)	9,173,197	7,310,289	16,483,486	9.75%

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options and the vesting of RSUs granted pursuant to our stock incentive plans.

(2)	In addition to the RSUs included in “Number of Shares Subject to Exercisable Options and Vesting of RSUs,” each beneficial owner holds the following unvested RSUs, which are not included in the table above.

Name of Beneficial Owner	Number of RSUs
Richard C. Adkerson	—
A. Peyton Bush, III	3,125
William P. Carmichael	3,125
Robert A. Day	3,750
James C. Flores	2,813
Gerald J. Ford	3,750
H. Devon Graham, Jr.	3,750
Suzanne T. Mestayer	3,750
James R. Moffett	—
C. Howard Murrish	—
Nancy D. Parmelee	1,667
Kathleen L. Quirk	—
B. M. Rankin, Jr.	3,750
John F. Wombwell	2,813

For more information regarding the RSUs, see the sections titled “Director Compensation” and “Compensation Discussion and Analysis.”

(3)	Based on 161,564,454 shares of our common stock outstanding as of April 18, 2012.

(4)	Includes (a) 147 shares of our common stock held in his individual retirement account (IRA), (b) 261,879 shares of common stock held by Mr. Adkerson through a Grantor Retained Annuity Trust, (c) 73,072 shares of our common stock issuable upon conversion of 500 shares of our 8% convertible perpetual preferred stock and (d) 33,908 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. The economic value of 850,000 of the exercisable stock options has been transferred pursuant to a partition agreement.

(5)	Includes 114,100 shares held by Mr. Day’s spouse, as to which he disclaims beneficial ownership.

(6)	Messrs. Flores and Wombwell serve as executive officers of Plains Exploration & Production Company, which owns 51 million shares or 31.6% of our outstanding common stock.

(7)	Includes 146,145 shares of our common stock issuable upon conversion of 1,000 shares of our 8% convertible perpetual preferred stock held by a limited partnership with respect to which Mr. Ford, as a general partner, shares voting and investment power.

(8)	Includes (a) 4,967,180 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (b) 1,026 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership. Mr. Moffett’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(9)	Mr. Murrish retired as our executive vice president effective August 1, 2011. Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 4,367 shares held in our ECAP, (c) 412 shares held in his spouse’s IRA, (d) 32,395 shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (e) 694 shares held by Mr. Murrish as a custodian for one of his sons, and (f) 450 shares held by Mr. Murrish as custodian for his grandson.

(10)	Includes 567,889 shares held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.

(11)	Mr. Murrish ceased to be an executive officer of the company upon his retirement effective August 1, 2011; thus, the shares held by Mr. Murrish are not included in the total number of shares beneficially owned by the directors and executive officers of the company as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2011, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owners of more than 5% of our outstanding common stock other than Mr. Moffett, whose beneficial ownership is reflected in the table in the section titled “Stock Ownership of Directors and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2011, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Shares	Shares Issuable upon Conversion of Convertible Securities(1)	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares(2)
Freeport-McMoRan Copper & Gold Inc. Freeport-McMoRan Preferred LLC 333 N. Central Ave. Phoenix, AZ 85004	—	31,250,000	31,250,000(3)	16.2%

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002	51,000,000	—	51,000,000(4)	31.6%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	10,257,872	—	10,257,872(5)	6.4%

(1)

We have the following securities outstanding that are convertible into shares of our common stock: our 8% convertible perpetual preferred stock, our 5 1/4% convertible senior notes due 2012, our 4% convertible senior notes due 2017 and our 5.75% convertible perpetual preferred stock, Series 1 and Series 2.

(2)	In accordance with SEC rules, in calculating the percentage for each beneficial owner, we added to the 161,329,244 shares outstanding as of December 31, 2011, the number of shares of common stock issuable upon the conversion or exercise of convertible securities and options held by that beneficial owner. For purposes of calculating these percentages for each beneficial owner, we do not assume the conversion or exercise of any of the other beneficial owners’ convertible securities or options.

(3)	Based on a Schedule 13D filed with the SEC on January 7, 2011 jointly by Freeport-McMoRan Copper & Gold Inc. (FCX) and Freeport-McMoRan Preferred LLC, a wholly-owned subsidiary of FCX (FCX Preferred). Includes 31,250,000 shares of common stock issuable upon conversion of 500,000 shares of our 5.75% convertible perpetual preferred stock, Series 2.

(4)	Based on a Schedule 13D filed with the SEC on January 6, 2011 by Plains Exploration & Production Company.

(5)	Based on an amended Schedule 13G filed with the SEC on January 25, 2012 by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries identified therein. The aggregate beneficial ownership reported by Wells Fargo & Company in the amended Schedule 13G is on a consolidated basis and includes any beneficial ownership separately reported by Wells Capital Management Incorporated, a subsidiary of Wells Fargo & Company. According to the amended Schedule 13G, Wells Fargo & Company, on a consolidated basis, has (a) sole voting power over 10,126,262 of the shares and shares voting power over 695 of the shares and (b) sole investment power over 10,257,177 of the shares. Wells Capital Management Incorporated is located at 525 Market Street, 10th Floor, San Francisco, CA 94105.

Executive Officer Compensation

Compensation Discussion and Analysis

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to each person serving as our chief executive officer during 2011, our chief financial officer, and each of our three other executive officers (our named executive officers). For fiscal 2011, our named executive officers are:

•	James R. Moffett, our co-chairman of the board, president and chief executive officer;

•	Richard C. Adkerson, our co-chairman of the board;

•	Nancy D. Parmelee, our senior vice president, chief financial officer and secretary;

•	Kathleen L. Quirk, our senior vice president and treasurer; and

•	C. Howard Murrish, our former executive vice president.

In this CD&A, we first provide an Executive Summary of our actions and highlights from 2011. We next explain our leadership structure, the principles that guide our corporate personnel committee’s (the committee) executive compensation decisions and the process we follow when setting executive compensation. Finally, we discuss in detail each component of executive compensation, including the actual results yielded for each named executive officer in fiscal 2011. You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see proposal no. 2) as it contains information that is relevant to your voting decision.

Executive Summary

We are an entrepreneurially managed company, and our executive compensation practices reflect this philosophy. Our business focus is on high risk, high reward exploration opportunities, which is mirrored in our executive compensation program that provides for high risk, high reward earning opportunities. We seek to closely align the interests of our named executive officers with the interests of our stockholders through the use of performance-based compensation that balances rewards for both short- and long-term results. The primary objectives of our compensation program are to attract and retain executives, to motivate them to implement our business strategies, and to reward those executives for successful performance. Our compensation program is designed to create an energetic environment in which the named executive officers are enthusiastic about and committed to our company and its objectives, and are working toward the successful long-term performance of the company. The compensation program for our named executive officers is bifurcated, being comprised solely of long-term incentive awards for three of our executives, and comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards for our other executives.

2011 Company Highlights

We are engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico and onshore in the Gulf Coast area of the United States. Our exploration strategy is focused on targeting large structures on the “deep gas play” and on the “ultra-deep play.” As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for fiscal year 2011, we have one of the largest acreage positions in these areas, and our focused strategy enables us to make use of our geological, engineering and operational expertise in these areas. During 2011, despite the challenges facing the oil and gas industry, we experienced significant operational and strategic accomplishments, including the following:

•	Significantly advanced completion activities of the Davy Jones discovery

•	Advanced industry-leading sub-salt drilling on the Gulf of Mexico shelf and Gulf Coast area

•	Attained favorable production performance — 187 MMcfe/d

•	Year-end 2011 reserves of 256 Bcfe, excluding pending results from ultra-deep activities

Leadership

Our company is managed jointly by Mr. Moffett, who serves as our co-chairman of the board, president and chief executive officer, and Mr. Adkerson, who serves as co-chairman of the board. Messrs. Moffett and Adkerson develop the company’s business strategy, but each concentrates on a different aspect of our operations and development. Mr. Moffett directs the company’s exploration and development activities, and as president and chief executive officer, he is also responsible for ensuring that the business strategy is appropriately executed by the management team. Mr. Adkerson primarily focuses on financial strategy and planning and on administrative activities.

Setting Compensation Levels

Levels reflect company performance and position — The committee does not apply “hard metrics” to its decisions regarding executive compensation. The committee’s decisions regarding salary levels, bonus awards, and equity grant amounts (made in the form of stock options) for 2011 reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of our executives’ contribution to the company’s overall success.

Reduction of cash outlay — The structure of our executive compensation program also supports our company’s view that compensation for our most senior executives should be closely tied to the creation of stockholder value and that such compensation should be designed to minimize cash requirements, a consideration that has become even more critical in light of recent market conditions. In connection with our efforts to reduce overhead cash requirements, Messrs. Moffett and Adkerson, since 2002, and Ms. Quirk, since 2007, have agreed to forego all cash compensation in exchange for special annual stock option grants, as discussed under “Stock Options.” We recognize that our business focus is high risk, high reward exploration opportunities, and we do not believe our practice of providing solely equity-based compensation to a limited group of executives promotes risk-taking by these executives beyond what we believe is appropriate in terms of our business model. These executives, particularly Messrs. Moffett and Adkerson, have significant stock holdings and have shown their longstanding commitment to increase their holdings, including through their participation in our company’s stock offerings and retaining shares acquired from stock option exercises. In addition, each of these executives has other sources of income. With respect to our other named executive officers, the committee believes that our balance of annual and long-term compensation elements, and our use of stock options as a long-term performance vehicle, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Evaluation of stock option gains — The committee does not factor into its executive compensation decisions the gains received by our executive officers in connection with the exercise of stock options. The value of stock options upon exercise is directly related to the appreciation in value of our common stock, which in turn we believe is directly affected by the efforts of our executive officers in managing our company. Many of the stock options received by Messrs. Moffett and Adkerson and Ms. Quirk were received in lieu of cash compensation. Because each undertakes a certain degree of risk and uncertainty in accepting a variable, performance-dependent award instead of cash, we believe it would be inappropriate to have the value of those awards upon exercise affect future compensation decisions. Further, a key purpose served by granting stock options to executives is to provide an incentive for them to manage the company in a way that focuses on increasing stockholder value over time. Accordingly, the committee has not taken realized gains on option exercises into account when making decisions regarding future compensation.

Evaluation of Peers and Process

The design of our 2011 compensation program remains a product of a comprehensive analysis performed in 2004. The committee has not formally evaluated peer companies until recently. In addition, the committee has not referred to benchmarks in order to set executive compensation levels or structures. We believe we are aware of and understand the compensation practices of our industry and the companies we compete with for talent, and have maintained an executive compensation program providing consistent levels and forms of compensation from year to year targeted to maintain and attract a talented executive team. Further, we believe our program supports our core compensation goals by linking a majority of executive compensation to company performance, both long-term and short-term, and provides a level of total compensation to each of our named executive officers that continues to be reasonable and appropriate. Also, considering that approximately 96% of votes cast on our 2011 “say on pay” proposal were favorable, we believe our stockholders support our current program.

The committee consults with our co-chairmen of the board when reviewing the performance of and determining compensation for our executive officers other than our co-chairmen themselves. In addition, the committee has engaged the services of Cogent Compensation Partners to provide executive compensation consulting services since March 2010. Pursuant to the terms of the engagement, Cogent will not provide, and has not provided, services to the company’s management without the committee’s prior approval. In December 2010, Cogent commenced a competitive review of our executive compensation practices and reported its results to the committee in February 2011. Cogent compared our executive compensation levels with those of the following ten peer companies: Noble Energy, Inc., Newfield Exploration Company, Plains Exploration & Production Company, Stone Energy Corporation, W&T Offshore, Inc., Energy XXI Ltd., ATP Oil & Gas Corporation, Venoco, Inc., Energy Partners, Ltd., and Contango Oil & Gas Company. The committee used this report to evaluate whether our compensation levels were within industry norms. Based on its review, Cogent reported that the company’s total executive pay levels are within the market range (with total direct compensation below the market median and long-term incentives near the median), and are consistent with the levels found in other entrepreneurial companies.

Components of Executive Compensation

Messrs. Moffett and Adkerson and Mses. Parmelee and Quirk provide services to the company through a services agreement between FM Services Company and the company, as discussed below in “Certain Transactions.” Prior to his retirement, the Company directly employed Mr. Murrish. Executive officer compensation for 2011 for Messrs. Moffett and Adkerson and Ms. Quirk consisted solely of awards of stock options, and for our other executive officers included base salaries, annual incentive awards (Ms. Parmelee only), and stock options. We also provided Mr. Murrish and Ms. Parmelee certain post-employment benefits and to a limited degree, certain perquisites described below, and they participated in benefit programs generally available to our employees, such as our ECAP and health insurance plan.

Base Salaries

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to successfully manage our business. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical compensation. As part of their agreement with the company to forego cash compensation, Messrs. Moffett and Adkerson and Ms. Quirk did not receive salaries in 2011, receiving instead the special stock option grants discussed in “Stock Options” below. With respect to our other named executive officers, our goal is to allocate more compensation to the performance-dependent elements of the total compensation package, and we do not routinely provide base salary increases. However, in early 2011 the committee evaluated the base salaries of these executive officers and noted that Mr. Murrish’s base salary had remained unchanged since 2005, and Ms. Parmelee’s had remained unchanged since 2007. After considering Ms. Parmelee’s increased responsibilities, the committee increased Ms. Parmelee’s base salary by 18% effective January 1, 2011.

Annual Incentive Awards

Annual cash incentives are a variable component of compensation designed to reward our executives for maximizing annual operating and financial performance. Executive officers and certain managers of the company participate in our performance incentive awards program. Under the program, the annual award is established following the end of the fiscal year based on the participant’s level of responsibility after reviewing our operational and strategic accomplishments during the year. When determining the actual amounts awarded to participants for any year, the committee makes a subjective determination after considering company performance as measured by operational and financial accomplishments and overall market conditions. With respect to Mr. Murrish and Ms. Parmelee, the committee also considers the recommendations of the co-chairmen of the board.

Of our named executive officers, only Ms. Parmelee received an annual incentive award for 2011 under our performance incentive awards program. As previously stated, Messrs. Moffett and Adkerson and Ms. Quirk agreed to forego all cash compensation during 2011, including annual incentive awards, instead receiving special grants of stock options. In addition, Mr. Murrish, who retired from the company on August 1, 2011, was not eligible to receive an annual incentive award. For 2011, the committee reviewed our operational and strategic accomplishments during 2011, as noted above under “2011 Company Highlights,” and determined that the company’s performance supported a cash incentive award to Ms. Parmelee commensurate with the award she received for 2010.

Stock Options

We grant long-term incentives in the form of stock options to the company’s executive officers. Stock options are a variable component of compensation intended to provide a significant potential value that reinforces the importance of creating value for our stockholders. The committee believes that stock options are an effective and appropriate long-term incentive for our executives in that their value is dependent on an increase in our share price and aligns the executives’ interests with those of our stockholders. In February 2011, we made annual stock option grants to all of our executive officers. Stock option grant levels have been historically based upon the position and level of responsibility of the individual, and have remained at relatively consistent levels for our named executive officers in recent years. These annual grants vest ratably on the first four anniversaries of the grant date, have a term of ten years and an exercise price equal to the fair market value of our common stock on the grant date. All of our outstanding stock option grants vest fully upon a change in control of the company. We have a longstanding commitment to not reprice stock options.

In addition, we also made special grants of stock options to the co-chairmen and Ms. Quirk in lieu of their 2011 cash compensation as discussed below.

Grants in lieu of Salary to Co-Chairmen of the Board and Ms. Quirk.    Annually since 2002 for Messrs. Moffett and Adkerson and since 2007 for Ms. Quirk, each has agreed to receive a special grant of stock options in lieu of cash compensation. On February 7, 2011, the committee granted 300,000 options to Mr. Moffett, 100,000 options to Mr. Adkerson, and 45,000 options to Ms. Quirk, each option being fully exercisable, having a term of ten years and an exercise price of $17.25, the fair market value on the grant date. None of these executives received a base salary in 2011 or an annual incentive award from the company for 2011. Although the number of options granted to each of these executives in connection with their agreements to forego cash compensation has been relatively consistent over the last few years, the committee increased Mr. Moffett’s award beginning in 2011 by 50,000 options and similarly decreased Mr. Adkerson’s award to reflect Mr. Moffett’s increased responsibilities as president and chief executive officer of the company. The committee continues to believe that granting a relatively consistent number of options year to year is appropriate for our program, and recognizes that this will result in fluctuations in the grant date fair value of the awards each year as a result of changes in our stock price.

Messrs. Moffett and Adkerson and Ms. Quirk also agreed to forego all cash compensation during 2012 in exchange for special stock option grants. Accordingly, on February 6, 2012, the committee granted 300,000 options to Mr. Moffett, 100,000 options to Mr. Adkerson, and 45,000 options to Ms. Quirk, each option being fully exercisable, having a term of ten years and having an exercise price of $13.00, the fair market value on the grant date.

Post-Employment Compensation

In addition to the compensation received by the executive officers during 2011, we provided post-employment benefits to Mr. Murrish and Ms. Parmelee through an ECAP, which is available to all qualified employees, and a severance plan generally available to all company employees. We provided additional post-employment benefits to these executives through a nonqualified defined contribution plan, as well as a separate supplemental retirement benefit for Ms. Parmelee. These programs are described below and in detail under the heading “Retirement Benefit Programs.”

Nonqualified Defined Contribution Plan and Discontinued Defined Benefit Program.    Our nonqualified defined contribution plan provides those employees whose earnings in a prior year were in excess of dollar limit under Section 401(a)(17) of the Internal Revenue Code, including our executive officers, the ability to defer up to 20% of their base salary after deferrals to the ECAP have ceased due to the qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP (the qualified plan) limited to 5% of the participant’s base salary. We do not take into account bonuses or income associated with option exercises or the vesting of RSUs when determining the company’s matching contributions. The matching contribution noted above is the same as the matching contribution in the ECAP, which provides that participants will receive a company contribution equal to 100% of the participant’s deferrals to the ECAP, subject to qualified plan limits. The purpose of the 5% company contribution in our nonqualified plan is to continue the 5% contribution in the ECAP that is subject to the qualified plan limits. The nonqualified defined contribution plan is unfunded.

We had a defined benefit program in place until June 30, 2000. To compensate for the discontinuance of benefit accruals under this plan, we decided that we prospectively would make an additional company contribution to our ECAP participants equal to 4% of each participant’s pensionable compensation up to the applicable IRS limits, and also an additional company contribution of 4% of compensation in excess of such limits to participants in our nonqualified plan. Further, because participants in a pension plan accrue most of their benefits in the last 10 years of service, we decided that employees who met certain age and service requirements as of June 30, 2000 (including Mr. Murrish and Ms. Parmelee) would receive an additional 6% company contribution, for a total of 10%, to both the qualified and nonqualified plans. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Retirement Benefit — Ms. Parmelee.    We have agreed to pay Ms. Parmelee a supplemental nonqualified benefit upon her retirement. This unfunded arrangement will provide a traditional defined benefit based upon accruals on excess compensation through 2000 when the traditional nonqualified defined benefit was frozen. This supplemental retirement benefit is intended to restore the value of her nonqualified benefits that were modified during the four-year period preceding 2000 when we restructured our defined benefit program. The benefit under this arrangement is described under “Retirement Benefit Programs” below.

Perquisites and Other Personal Benefits

We also provided limited perquisites to Ms. Parmelee and Mr. Murrish (through his retirement date), namely through our Executive Services Program. Effective January 1, 2009, we amended this program to eliminate reimbursements for club memberships and all tax gross-ups on perquisites for our executive officers. As revised, this program continues to provide reimbursement to our executive officers and other senior managers for personal financial and tax advice, certain long-term care insurance premiums and certain security services. We continue to believe that the reimbursement for financial and tax advice historically offered under this program remain appropriate, in that they provide our executives with increased efficiencies in handling personal matters and promote their focus on company business. As reflected in the “Summary Compensation Table” below, to the extent either of these executives participated in this program, the benefits received were minimal compared to each executive’s total compensation.

We also maintain a charitable matching contribution program, pursuant to which we will match charitable contributions made by our employees, including our executive officers, up to certain limits. The program is designed to encourage all employees to contribute to hospitals, community, education and cultural institutions, and social service and environmental organizations.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits a public company’s annual tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation program. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

The committee believes that the stock options qualify for the exclusion from the deduction limitation under Section 162(m). The committee believes that the remaining components of individual executive compensation for 2011 that do not qualify for an exclusion from Section 162(m) should not exceed $1 million and therefore will qualify for deductibility.

Corporate Personnel Committee Report On Executive Compensation

The corporate personnel committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the corporate personnel committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee on April 23, 2012:

H. Devon Graham, Jr., Chairman             A. Peyton Bush, III             Suzanne T. Mestayer

Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers. See “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation program.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards (2)		Option Awards(3)	All Other Compensation(4)		Total
James R. Moffett Co-Chairman of the Board, President and Chief Executive Officer	2011 2010 2009	— — —	— — —		— — —	$5,443,000 4,688,000 1,800,000	$	— — 1,500	$5,443,000 4,688,000 1,801,500

Richard C. Adkerson Co-Chairman of the Board	2011 2010 2009	— — —	— — —		— — —	2,701,000 3,118,500 1,198,500		— — 1,500	2,701,000 3,118,500 1,200,000

Nancy D. Parmelee Senior Vice President, Chief Financial Officer & Secretary	2011 2010 2009	$240,000 204,000 204,000	$300,000 300,000 250,000	$	— 59,700 —	798,000 560,450 217,250		79,941 67,310 59,739	1,417,941 1,191,460 730,989

Kathleen L. Quirk Senior Vice President & Treasurer	2011 2010 2009	— — —	— — —		— — —	816,450 782,700 300,300		— — —	816,450 782,700 300,300

C. Howard Murrish Former Executive Vice President(5)	2011 2010 2009	176,087 300,000 300,000	— 500,000 500,000		— — —	798,000 764,250 296,250		448,478 99,080 86,783	1,422,565 1,663,330 1,183,033

(1)	Messrs. Moffett and Adkerson agreed to forego all cash compensation from the company since 2002 and Ms. Quirk agreed to forego all cash compensation from the company since 2007, including during each of the three years ended December 31, 2011, 2010 and 2009. In lieu of cash compensation in 2011, the company granted to Messrs. Moffett and Adkerson and Ms. Quirk 300,000 options, 100,000 options and 45,000 options, respectively. In lieu of cash compensation in each of 2010 and 2009, the company granted to Messrs. Moffett and Adkerson and Ms. Quirk 250,000 options, 150,000 options and 45,000 options, respectively. For more information see “Compensation Discussion and Analysis,” “Grants of Plan-Based Awards in Fiscal Year 2011” and “Outstanding Equity Awards at December 31, 2011.”

Messrs. Moffett and Adkerson and Mses. Parmelee and Quirk also provide services to and receive compensation from Freeport-McMoRan Copper & Gold Inc. (FCX). Ms. Parmelee’s compensation is paid through an allocation arrangement under a services agreement with FM Services Company, a wholly owned subsidiary of FCX, under which 80% of Ms. Parmelee’s salary is allocated to us and 20% of Ms. Parmelee’s salary is allocated to FCX. Accordingly, the amounts reported in the “Salary” and “All Other Compensation” columns represent only the portion allocated to us.

(2)	The amounts reported in the “Stock Awards” column reflect the grant date fair value of the RSUs granted to the named executive officers in the year reflected, which are valued on the date of grant at the closing sale price per share of our common stock. Our committee views RSUs granted in a given year as part of the prior year’s compensation.

(3)

The amounts reported in the “Option Awards” column reflect the grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes option model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers in fiscal years 2009 through 2011, refer to Note 11 of our financial statements in our annual report on Form 10-K for the year ended December 31, 2011. Our committee views options granted in a given year as part of the prior year’s compensation. For more information regarding options granted to the named executive officers in 2012 relating to 2011 compensation, see “Compensation Discussion and Analysis.”

(4)	The amounts reported in the “All Other Compensation” column for 2011 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified, including amounts contributed by the company to defined contribution plans and the dollar value of life insurance premiums paid by the company. For Mr. Murrish and Ms. Parmelee, the amounts reported for 2011 include (a) matching gifts under the matching gifts program, (b) personal financial and tax advice under the company’s program, (c) our premium payments for personal excess liability insurance, (d) our contributions to defined contribution plans and (e) our premium payments for universal life insurance, as reflected in the table below. In addition, the amounts reported for Mr. Murrish include (a) personal use of company security services, (b) fees payable under a consulting agreement between Mr. Murrish and the company, and (c) accrued and unused vacation pay as of the date of his retirement, as reflected in the table below.

	Perquisites and Other Personal Benefits				Additional All Other Compensation
Name	Matching Gifts	Financial and Tax Advice	Security	Personal Excess Liability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Consulting Agreement Fees	Accrued and Unused Vacation Pay
Ms. Parmelee	$7,744	$8,000	—	$1,260	$59,500	$3,437	—	—

Mr. Murrish	7,299	9,744	$1,200	1,575	55,221	4,305	$343,750	$25,385

(5)	Mr. Murrish retired as our executive vice president effective August 1, 2011.

Grants of Plan-Based Awards in Fiscal Year 2011

Name	Award Type	Grant Date	All Other Stock Awards: Number of Shares of Stock Units	All Other Option Awards: Number of Securities Underlying Options(1)		Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards
James R. Moffett	Options	2/7/11	—	300,000	(3)	$17.25	$3,315,000
	Options	2/7/11	—	200,000		17.25	2,128,000

Richard C. Adkerson	Options	2/7/11	—	100,000	(3)	17.25	1,105,000
	Options	2/7/11	—	150,000		17.25	1,596,000

Nancy D. Parmelee	Options	2/7/11	—	75,000		17.25	798,000

Kathleen L. Quirk	Options	2/7/11	—	45,000	(3)	17.25	497,250
	Options	2/7/11	—	30,000		17.25	319,200

C. Howard Murrish	Options	2/7/11	—	75,000		17.25	798,000

(1)	Unless otherwise noted, the stock options become exercisable in 25% increments over a four-year period and have a term of 10 years. The stock options are immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price on the Composite Tape for NYSE-Listed Stocks on the grant date.

(3)	These special stock option grants were granted to these executives in exchange for their agreement to forego all cash compensation during 2011. These stock options became exercisable immediately upon grant and have a term of ten years.

Outstanding Equity Awards at December 31, 2011

Name		Option Awards(1)				Stock Awards(2)
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(3)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(4)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
James R. Moffett	01/28/02 01/28/02 02/03/03 02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11	125,000 375,000 325,000 325,000 500,000 500,000 450,000 400,000 350,000 300,000 300,000	— — — — — — — 50,000 100,000 150,000 200,000	$6.170 14.000 7.515 16.775 16.645 19.850 12.230 15.040 6.440 15.730 17.250	01/28/12 01/28/12 02/03/13 02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21	— — — — — — — — — — —	— — — — — — — — — — —

Richard C. Adkerson	01/28/02 01/28/02 02/03/03 02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11	100,000 200,000 200,000 200,000 350,000 350,000 300,000 262,500 225,000 187,500 100,000	— — — — — — — 37,500 75,000 112,500 150,000	6.170 14.000 7.515 16.775 16.645 19.850 12.230 15.040 6.440 15.730 17.250	01/28/12 01/28/12 02/03/13 02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21	— — — — — — — — — — —	— — — — — — — — — — —

Nancy D. Parmelee	01/28/02 02/03/03 02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 05/01/10 02/07/11	25,000 17,500 35,000 35,000 35,000 35,000 41,250 27,500 13,750 — —	— — — — — — 13,750 27,500 41,250 — 75,000	6.170 7.515 16.775 16.645 19.850 12.230 15.040 6.440 15.730 — 17.250	01/28/12 02/03/13 02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 — 02/07/21	— — — — — — — — — 3,333 —	— — — — — — — — — $48,495 —

Kathleen L. Quirk	01/28/02 02/03/03 02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11	15,000 10,000 25,000 25,000 30,000 75,000 67,500 60,000 52,500 45,000	— — — — — — 7,500 15,000 22,500 30,000	6.170 7.515 16.775 16.645 19.850 12.230 15.040 6.440 15.730 17.250	01/28/12 02/03/13 02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21	— — — — — — — — — — —	— — — — — — — — — —

C. Howard Murrish	01/28/02 02/03/03 02/02/04 01/31/05 01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11	75,000 70,000 75,000 75,000 75,000 75,000 56,250 37,500 18,750 —	— — — — — — 18,750 37,500 56,250 75,000	6.170 7.515 16.775 16.645 19.850 12.230 15.040 6.440 15.730 17.250	01/28/12 02/03/13 02/02/14 01/31/15 01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21	— — — — — — — — — —	— — — — — — — — — —

(1)

Unless otherwise noted, the stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	The unvested RSUs held by Ms. Parmelee will vest and be paid out in shares of our common stock as follows: 1,666 RSUs on May 1, 2012 and 1,667 RSUs on May 1, 2013.

(3)	Messrs. Moffett and Adkerson and Ms. Quirk have agreed to forego all cash compensation from the company. In lieu of cash compensation each year, the company granted to these executives options that are immediately exercisable upon grant and have a term of ten years. These option grants are included in the table and are summarized as follows:

Grant Date	Mr. Moffett	Mr. Adkerson	Ms. Quirk
01/28/02	375,000	200,000	—
02/03/03	200,000	100,000	—
02/02/04	200,000	100,000	—
01/31/05	300,000	200,000	—
01/30/06	300,000	200,000	—
01/29/07	250,000	150,000	45,000
01/28/08	250,000	150,000	45,000
02/02/09	250,000	150,000	45,000
02/01/10	250,000	150,000	45,000
02/07/11	300,000	100,000	45,000

(4)	Effective January 29, 2007, the corporate personnel committee of our board of directors amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in January 2017 and thereafter was determined by reference to the closing price of our common stock on the grant date. Prior to that time, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred.

(5)	The market value of the unvested RSUs reflected in this table was based on the $14.55 closing market price per share of our common stock on December 30, 2011.

Stock Vested During 2011

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James R. Moffett	—	—
Richard C. Adkerson	—	—
Nancy D. Parmelee	1,667	$30,523	(1)
Kathleen L. Quirk	—	—
C. Howard Murrish	—	—

(1)	The value of the vested RSUs reflected in this table was based on the $18.31 closing market price per share of our common stock on April 29, 2011, the last trading day before the May 1, 2011 vesting date.

Retirement Benefit Programs

Nonqualified Defined Contribution Plan.    We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as others. The plan provides those employees whose earnings in the prior year were in excess of dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP have ceased due to qualified plan limits. The company makes a matching contribution equal to the participant’s deferrals in this plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to a minimum of 4% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Murrish and Ms. Parmelee) receiving an additional 6% contribution. Distribution is made in a lump sum as soon as practicable or, if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the unfunded balances under our nonqualified defined contribution plan as of December 31, 2011 for each named executive officer listed below. Messrs. Moffett and Adkerson participate in FCX’s nonqualified retirement benefit plan.

2011 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End (3)
Nancy D. Parmelee	—	$41,875	$37,653	—	$1,209,186
C. Howard Murrish	—	24,897	33,188	—	962,252

(1)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2011 in the “2011 Summary Compensation Table,” although the “plan contributions” reflected in footnote 4 to that table also include contributions to the company’s ECAP.

(2)	The assets in the plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2011, that rate of interest was equal to 3.25% for the entire year and none of the earnings were considered preferential.

(3)	The following amounts reflected in this column for each named executive officer were included in the 2010 “Total” compensation for each named executive officer in the “2011 Summary Compensation Table.” Ms. Parmelee — $32,750 and Mr. Murrish — $34,750. The following amounts reflected in this column for each named executive officer were included in the 2009 “Total” compensation for each named executive officer in the “Summary Compensation Table.” Ms. Parmelee — $25,750 and Mr. Murrish — $37,000.

Supplemental Retirement Benefit — Ms. Parmelee.    We have agreed to pay Ms. Parmelee upon her retirement a supplemental nonqualified benefit. This benefit will be paid out as a joint-and-50%-survivor annuity. If Ms. Parmelee had retired effective December 31, 2011, this benefit would have been $2,124 per month (which represents the 80% portion of the benefit allocated to us).

Potential Payments upon Termination or Change of Control

In addition to the retirement benefits programs discussed above, and the benefits under the company’s ECAP and severance plans, which are available to all eligible employees, the only other post-employment benefit we provide to our executives is accelerated vesting of stock options and RSUs upon certain terminations of employment and upon a change of control. This benefit is a term of the stock option or RSU grant, and applies to all stock option or RSU recipients, not just our executives.

Acceleration upon Change of Control.    No named executive officer is entitled to any payment or accelerated benefit in connection with a change of control, except for accelerated vesting of stock options and RSUs issued under our stock incentive plans. Pursuant to the terms of the stock option or RSU agreements, all outstanding stock options or RSUs will fully vest upon a change of control, even if the executive remains employed.

Acceleration upon Death, Disability or Retirement.    Pursuant to the terms of the stock option or RSU agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option or RSU that would have vested within one year of the date of termination shall vest.

The following table shows the value of stock options, and with respect to Ms. Parmelee, RSUs, that would have vested for our named executive officers as a result of a change of control or termination of employment as described above, assuming a December 31, 2011 termination date, and using the closing price of our common stock of $14.55 (as reported on the New York Stock Exchange on December 30, 2011).

Name	Options — Unvested and Accelerated in Change of Control(1)	Options — Unvested and Accelerated Upon Retirement, Death or Disability(1)	RSUs — Unvested and Accelerated in Change of Control(1)	RSUs — Unvested and Accelerated Upon Retirement, Death or Disability(1)
James R. Moffett	$811,000	$405,500	N/A	N/A
Richard C. Adkerson	608,250	304,125	N/A	N/A
Nancy D. Parmelee	223,025	111,513	$48,495	$24,240
Kathleen L. Quirk	121,650	60,825	N/A	N/A

(1)	The value of the accelerated options is determined by multiplying (a) the difference between the December 30, 2011 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options. The value of the accelerated RSUs is determined by multiplying the December 30, 2011 closing price of our common stock by the number of unvested and accelerated RSUs.

Retirement of Executive Vice President

Effective August 1, 2011, C. Howard Murrish retired as executive vice president of the company. Also effective August 1, 2011, NOLA Exploration LLC (NOLA), a limited liability company of which Mr. Murrish is the sole member, entered into a consulting agreement with McMoRan Oil & Gas LLC, a wholly owned subsidiary of the company. The agreement provides that NOLA will, under the direction of Mr. Murrish, provide business advice to the company on a full-time basis for a term of two years. Under the agreement, Mr. Murrish will receive a retainer of $400,000 per year and reimbursement of reasonable out-of-pocket direct expenses incurred in the performance of the consulting services. NOLA is entitled to receive additional payments or overriding royalties in connection with certain transactions completed by the company as a result of the consulting services. In addition, the agreement provides that Mr. Murrish and additional consultants approved by the company will receive continued use of the company’s office space, technical facilities, data and staff support. The company may terminate the agreement prior to the end of two year term upon Mr. Murrish’s death, incapacity or material breach of the agreement. Following the thirteenth month of the agreement, either party may terminate the agreement upon 30 days’ notice to the other party. During the term of the agreement, Mr. Murrish’s outstanding unvested stock options will continue to vest pursuant to their original vesting schedule. Following termination of the agreement, any outstanding unvested stock options that would have vested within one year of the date of termination of the consulting agreement will automatically vest. Total payments made to NOLA in 2011 pursuant to the terms of the consulting agreement totaled $343,750, of which $166,667 was distributed to Mr. Murrish.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote on executive compensation is not binding on the company, our board of directors or the corporate personnel committee of the board of directors. However, our board and our corporate personnel committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2011 annual meeting of stockholders. Our stockholders overwhelmingly approved the “say-on-pay” proposal, with approximately 96% of the total votes cast voting in favor of the proposal. Last year, we also asked our stockholders to vote on whether we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of our board of directors, our stockholders overwhelmingly voted to hold the “say-on-pay” vote every year, with approximately 95% of the total votes cast voting in favor of holding an annual “say-on-pay” vote. After consideration of the 2011 voting results, and based upon its prior recommendation, our board of directors elected to hold “say-on-pay” votes on an annual basis until the next advisory vote on the frequency of future “say-on-pay” votes, which will be held no later than the company’s 2017 annual meeting of stockholders. Accordingly, this year we are again asking our stockholders to vote on the following resolution:

RESOLVED, That the stockholders of McMoRan Exploration Co. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement — our Compensation Discussion and Analysis (including the Executive Summary), the executive compensation tables and the narrative discussion following the tables regarding our executive compensation program. As discussed in the Compensation Discussion and Analysis section of this proxy statement, our corporate personnel committee considered the results of the 2011 “say-on-pay” vote in connection with its evaluation of our executive compensation program for 2012 (as all compensation decisions in 2011 had already been made prior to the 2011 annual meeting). For 2012, the corporate personnel committee has retained our general approach to executive compensation, recognizing that our stockholders overwhelmingly approved the compensation of our named executive officers in 2011. The next advisory “say-on-pay” vote will occur at our 2013 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Audit Committee Report

The audit committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and in the NYSE listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and effectiveness of its system of financial reporting and internal controls, (2) the operation and integrity of the system of financial reporting and the integrity of the financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal auditors.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2011, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, the internal auditor and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2011, both of which reports are included in the company’s annual report on Form 10-K for the year ended December 31, 2011.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2011, in accordance with our charter, we appointed Ernst & Young LLP (Ernst & Young) as the company’s independent registered public accounting firm for 2011. We have reviewed and discussed the company’s audited financial statements for the year 2011 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the company’s independent registered public accounting firm’s communications with the audit committee concerning independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls they considered necessary to support their opinion on the financial statements for the year 2011, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year ended December 31, 2011.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In February 2011, in accordance with our charter, we appointed Deloitte & Touche LLP (Deloitte & Touche) as the company’s internal auditor for 2011. We have discussed with Deloitte & Touche the scope of its audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting and other areas, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditor also met with us without management being present to discuss these matters.

Dated: April 23, 2012

Robert A. Day, Chairman  William P. Carmichael  Gerald J. Ford  H. Devon Graham, Jr.  Suzanne T. Mestayer

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2011	2010
Audit Fees	$999,000	$1,301,260	(1)
Audit-Related Fees(2)	65,000	65,000
Tax Fees	—	—
All Other Fees	—	—

(1)	Amount is $296,435 greater than the amount reported in our proxy statement filed with the SEC on April 28, 2011, to reflect audit fees incurred in 2010 that were approved by our audit committee and invoiced subsequent to the filing of our proxy statement.

(2)	Relates to services rendered in connection with review of quarterly earnings press releases and management reports to our board of directors.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the audit committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairperson during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the audit committee on the scope and anticipated cost of (1) any service pre-approved by the chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee. During 2011 none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm

In February 2012, our audit committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2012. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2012. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the annual meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Certain Transactions

FM Services Company

We are parties to a services agreement with FM Services Company, a wholly owned subsidiary of FCX, under which FM Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. FM Services Company also provides these services to FCX. In 2011, we incurred approximately $7.9 million of costs under the services agreement, and we expect our costs under the services agreement to approximate $7.3 million in 2012.

Several of our directors and executive officers also serve as directors or officers of FCX. Messrs. Moffett, Adkerson, Rankin, Day, Ford and Graham, each of whom is a director of our company, also serve as directors of FCX. Messrs. Moffett and Adkerson and Ms. Quirk, each of whom is an executive officer of our company, also serve as executive officers of FCX. In addition, Ms. Parmelee, an executive officer of our company, also serves as an officer of FCX. As of April 18, 2012, the overlapping board members and executive officers beneficially owned approximately 16.4 million shares or about 9.7% of our common stock. For information regarding the compensation paid to or earned by Messrs. Moffett and Adkerson and Ms. Quirk for services rendered to FCX, see the “Executive Compensation Tables” section of FCX’s proxy statement filed with the SEC.

FCX and PXP Transactions

On December 30, 2010, we issued 500,000 shares of our 5.75% Convertible Perpetual Preferred Stock, Series 2 (convertible perpetual preferred stock) to Freeport-McMoRan Preferred LLC (Freeport Preferred), a Delaware limited liability company and wholly owned subsidiary of FCX. In connection with the completion of the issuance of the convertible perpetual preferred stock to FCX Preferred, we entered into a stockholder agreement with FCX and FCX Preferred (FCX Stockholder Agreement), pursuant to which, among other things, FCX will have the right to nominate individuals to serve on our board of directors (FCX Designated Directors). For as long as FCX and its affiliates beneficially own (1) not less than 75% of the percentage of our common stock on a fully diluted basis owned at closing by FCX and its affiliates, FCX will have the right to designate two members of our board of directors; and (2) between 25% and 75% of the percentage of our outstanding shares of common stock on a fully diluted basis owned at closing by FCX and its affiliates, FCX will have the right to designate one member of our board of directors; provided, however, that FCX’s designation rights will be suspended during such time as at least two members of our board of directors are also members of FCX’s board of directors. FCX will have no designation rights while FCX and its affiliates beneficially own less than 25% of the percentage of our outstanding shares of common stock on a fully diluted basis owned at closing by FCX and its affiliates.

In connection with the completion of the issuance of the convertible perpetual preferred stock to FCX Preferred, we also entered into a registration rights agreement with FCX Preferred (FCX Registration Rights Agreement) pursuant to which we agreed to, within 60 days of closing, (1) prepare and file with the SEC a shelf registration statement with respect to the securities issued to FCX Preferred (FCX Registrable Securities) that would permit the FCX Registrable Securities to be resold in registered transactions and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while FCX and its affiliates hold FCX Registrable Securities. We filed with the SEC a shelf registration statement for the FCX Registrable Securities on February 28, 2011. In addition, under certain circumstances, the FCX Registration Rights Agreement permits FCX to demand or participate in an underwritten public offering by us.

On December 30, 2010, we also issued 51 million shares of our common stock to PXP in connection with our acquisition of PXP’s shallow water Gulf of Mexico shelf properties, interests, and assets (Acquisition). Upon consummation of the Acquisition, we and PXP entered into a stockholder agreement effective December 30, 2010 (the PXP Stockholder Agreement), pursuant to which, among other things, the size of our board of directors was increased from 9 to 11 members and PXP was granted the right to nominate two individuals to serve on our board of directors. As long as PXP and its affiliates beneficially own at least 10% of the issued and outstanding shares of our common stock, PXP will have the right to nominate two individuals to serve on our board of directors. If PXP and its affiliates beneficially own less than 10% but at least 5% of the issued and outstanding shares of our common stock, PXP will have the right to nominate one individual to serve on our board of directors. If PXP and its affiliates beneficially own less than 5% of the issued and outstanding shares of our common stock, PXP will not have the right to nominate any individuals to serve on our board of directors. Pursuant to the PXP Stockholder Agreement, Messrs. Flores and Wombwell have been nominated for election to our board of directors at the 2012 annual meeting.

In connection with the completion of the Acquisition, we and PXP also entered into a registration rights agreement (PXP Registration Rights Agreement) pursuant to which we agreed to, within 60 days of closing of the Acquisition, (1) prepare and file with the SEC a shelf registration statement with respect to the 51 million shares of common stock issued to PXP (PXP Registrable Securities) that would permit some or all of the PXP

Registrable Securities to be resold in registered transactions and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while PXP and its affiliates hold PXP Registrable Securities. We filed with the SEC a shelf registration statement for the PXP Registrable Securities on February 28, 2011. In addition, under certain circumstances, the PXP Registration Rights Agreement permits PXP to demand or participate in an underwritten public offering conducted by us.

Director Transactions

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by our board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the director transactions described below have been reviewed and approved or ratified by our board.

B.M. Rankin, Jr. and FM Services Company are parties to an agreement under which Mr. Rankin renders business consulting services to us and FCX relating to finance, accounting, guidance and advice on public policy matters and business development. FM Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2011, FM Services Company paid Mr. Rankin $490,000 ($100,009 of which was allocated to us) pursuant to this agreement. During 2011, the cost to FM Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of company facilities was $30,600, medical expenses was $11,914, and reimbursement for a portion of his office rent and utilities and for executive administrative and support services was $41,247. In addition, during 2011 the aggregate incremental cost to FM Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and excise taxes, was $343,197. The aggregate incremental cost does not include the lost tax deduction for expenses that exceeded the amounts reported as income for Mr. Rankin, which for fiscal year 2011 was approximately $71,589. Accordingly, the total received by Mr. Rankin during 2011 pursuant to this agreement was $916,958 of which $100,009 was allocated to us.

MCMORAN EXPLORATION CO.

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Stockholders to be held on June 14, 2012

The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk, each or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Thursday, June 14, 2012, at 11:30 a.m., Eastern Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this proxy card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the meeting.

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this proxy card. If you wish to vote on items on individually, please also mark the appropriate boxes on the back of this proxy card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

IN THE ENCLOSED ENVELOPE

(continued on reverse side)

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							Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR Items 1, 2 and 3 below.
			FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
Item 1 –	Election of eleven directors. Nominees are: Richard C. Adkerson A. Peyton Bush, III William P. CarmichaeI Robert A. Day James C. Flores Gerald J. Ford	H. Devon Graham, Jr Suzanne T. Mestayer James R. Moffett B. M. Rankin, Jr. John F. Wombwell	☐	☐	Item 3 – Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

FOR, except withhold vote from following nominee(s): __________________________

			FOR	AGAINST	ABSTAIN
Item 2 – Approval, on an advisory basis, of the compensationof our named executive officers.			☐	☐	☐

Signature(s) _______________________________________________________________________	Dated: ___________, 2012
You may specify your votes by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified this proxy will be voted FOR Items 1, 2 and 3.

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MCMORAN EXPLORATION CO. OFFERS STOCKHOLDERS OF RECORD

TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS

Your Internet submission of voting instructions authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

INTERNET SUBMISSION OF VOTING INSTRUCTIONS	SUBMITTING VOTING INSTRUCTIONS BY MAIL

Visit http://www.ivselection.com/explor12. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Time, on June 13, 2012.	Simply mark, sign and date your proxy card and return, it in the postage-paid envelope to Secretary, McMoRan Exploration Co., P.O. Box 17149, Wilmington, Delaware 19885-9809. If you are submitting your voting instructions by Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2012.

This proxy statement and the 2011 Annual Report are available at http://www.edocumentview.com/MMR_MTG.